Exhibit 23.1(a)

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 (File No. 333-276596) of our report dated March 21, 2024, relating to the consolidated financial statements and schedule listed in the index appearing under Item 15(a)(2), which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1.

/s/ Macias Gini & O’Connell, LLP

Macias, Gini & O’Connell, LLP

Irvine, California

April 11, 2024